EXHIBIT 99.1


Media Contact: Sheila Odom, 402.458.2329
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

NELNET REPORTS NET STUDENT LOAN ASSETS UP $1.1 BILLION FROM YEAR END

o Base net income for the first quarter, excluding the legislative-driven provision for loan losses, $0.65 per share
o Adjusted base net income for the first quarter, excluding the legislative-driven provision for loan losses, $0.44 per share
o    Fee-based revenue represents 44 percent of total revenue

LINCOLN, Neb., April 28, 2006 - Nelnet, Inc. (NYSE: NNI) today reported GAAP net income for the first quarter of 2006 of $52.1 million, or $0.96 per share, compared with $68.1 million, or $1.27 per share, for the first quarter of 2005. Base net income for the first quarter of 2006 was $30.9 million, or $0.57 per share, compared with $31.4 million, or $0.59 per share, in the first quarter of 2005.

Base net income excluding certain special allowance yield adjustments and related derivative settlements (adjusted base net income) was $0.36 per share for the first quarter of 2006, up from $0.35 per share for the first quarter of 2005. Base net income as defined by Nelnet is GAAP net income excluding derivative market value and foreign currency adjustments, the amortization of intangible assets, and variable-rate floor income. A description of base net income and reconciliation of GAAP net income to base net income is included in this release.

GAAP net income, base net income, and adjusted base net income in 2006 include a legislative-driven expense of $6.9 million, or $4.3 million after tax, for loan loss reserves due to a provision in the Deficit Reduction Act of 2005 that increased risk sharing for student loan holders by one percent on Federal Family Education Loan Program loans. Excluding this expense, GAAP net income, base net income, and adjusted base net income in the first quarter would have been $1.04 per share, $0.65 per share, and $0.44 per share, respectively.

For the first-quarter 2006, GAAP net income includes an unrealized gain in the fair-market value of derivative instruments and foreign currency adjustments of $39.8 million. Nelnet's derivatives do not qualify for hedge accounting under FASB 133. As such, the mark-to-market gains or losses of derivatives in each reporting period are included in the statement of operations, but removed from GAAP net income in the calculation of base net income. In addition, base net income excludes the foreign currency transaction gain caused by the re-measurement of the company's Euro-denominated bonds to U.S. dollars.

Since December 31, 2005, net student loan assets have increased 5 percent, or $1.1 billion, from $20.3 billion to $21.3 billion at March 31, 2006.

"We are off to a great start in 2006 with strong loan growth in our internal brands for both our direct-to-consumer and school-based channels," said Steve Butterfield, Nelnet Vice Chairman and co-Chief Executive Officer. "In addition, we continue to diversify our revenue streams, increasing the percentage of our total revenue generated from fee-based businesses. In particular, our list management and direct marketing businesses had a tremendous quarter, exceeding our expectations."

MARGIN ANALYSIS

For the first quarter of 2006, Nelnet reported net interest income of $86.3 million compared to $86.8 million for the first quarter of 2005. The first-quarter 2006 net interest income includes a special allowance yield adjustment of $13.9 million, down from $29.7 million in the same period a year ago. Excluding the impact of the special allowance yield adjustment, net interest income for the first-quarter 2006 increased $15.3 million, or 27 percent, compared to the same period a year ago.

The company reported core student loan spread of 1.54 percent for the first quarter of 2006. The core student loan spread increased from 1.44 percent for the fourth quarter of 2005 and 1.51 percent for the year ended December 31, 2005 due to stabilization in the growth of consolidation loans as a percentage of the company's total student loan portfolio, loans acquired in recent portfolio and business acquisitions, and tighter credit spreads in the debt market. At March 31, 2006, consolidation loans comprised 65 percent of Nelnet's student loan portfolio.

OTHER REVENUE

Fee-based revenue in the first quarter of 2006 represented 44 percent of Nelnet's total revenue for the quarter. This is an increase from the first quarter of 2005 when fee-based revenue represented 33 percent of total revenue and an increase from the fourth quarter of 2005 when fee-based revenue represented 42 percent of total revenue.

In the first quarter of 2006, income from loan and guarantee servicing grew to $47.1 million from $37.2 million in the first quarter of 2005. This increase is attributable to the fourth quarter of 2005 acquisition of Firstmark Services and the expansion of an outsourcing agreement with College Access Network.

For the first quarter of 2006 other fee-based income increased to $18.2 million, up from $3.4 million in the same period a year ago. Other fee-based income includes Nelnet's list management, direct marketing, and tuition payment plan businesses.

OPERATING EXPENSES

Operating expenses increased to $108.2 million in the first quarter of 2006 from $71.4 million for the same period a year ago and $98.1 million in the fourth quarter of 2005. Adjusting for acquisitions, operating expenses increased less than 2 percent from the fourth quarter of 2005.

NON-GAAP PERFORMANCE MEASURES

Nelnet prepares financial statements in accordance with generally accepted accounting principles (GAAP). In addition to evaluating the company's GAAP-based financial information, management also evaluates the company on certain non-GAAP performance measures that we refer to as base net income. While base net income is not a substitute for reported results under GAAP, Nelnet provides base net income as additional information regarding financial results.

Adjusted base net income, which excludes certain special allowance yield adjustments and related hedging activity related to the company's portfolio of student loans earning a minimum special allowance payment of 9.5 percent, is used by management to develop the company's financial plans, track results, and establish corporate performance targets.

The following table provides a reconciliation of GAAP net income to base and adjusted base net income.

                                                  THREE MONTHS ENDED
                                        ---------------------------------------
                                          MARCH 31,   DECEMBER 31,   MARCH 31,
                                            2006          2005         2005
                                        -----------  -------------  -----------
                                       (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


GAAP net income (a)                       $  52,066    $    42,676   $  68,087
Base adjustments:
     Derivative market value and foreign
       currency adjustments                 (39,795)       (21,554)    (60,290)
     Amortization of intangible assets        5,633          4,828       1,173
     Variable-rate floor income                   -              -           -
                                          ----------   ------------  ----------
Total base adjustments before income taxes  (34,162)       (16,726)    (59,117)
Net tax effect (b)                           12,981          6,356      22,464
                                          ----------   ------------  ----------
Total base adjustments                      (21,181)       (10,370)    (36,653)
                                          ----------   ------------  ----------
     Base net income (a)                     30,885         32,306      31,434

Adjustments to base net income:
     Special allowance yield adjustment     (13,910)       (17,228)    (29,742)
     Derivative settlements, net             (4,164)        (1,082)      8,863
                                          ----------   ------------  ----------
Total adjustments to base net income
       before income taxes                  (18,074)       (18,310)    (20,879)
Net tax effect (b)                            6,868          6,958       7,935
                                          ----------   ------------  ----------
Total adjustments to base net income        (11,206)       (11,352)    (12,944)
                                          ----------   ------------  ----------

     Adjusted base net income (a)         $  19,679    $    20,954   $  18,490
                                          ==========   ============  ==========
Earnings per share, basic and diluted:
     GAAP net income (a)                  $    0.96    $      0.79   $    1.27
     Total base adjustments                   (0.39)         (0.19)      (0.68)
                                          ----------   ------------  ----------
          Base net income (a)                  0.57           0.60        0.59

     Total adjustments to base net income     (0.21)         (0.21)      (0.24)
                                          ----------   ------------  ----------
       Adjusted base net income (a)       $    0.36    $      0.39   $    0.35
                                          ==========   ============  ==========

-------------------------

(a) Includes expense of $6.9 million ($4.3 million after tax) for the three months ended March 31, 2006 to increase the Company's allowance for loan losses due to a provision in the Deficit Reduction Act that increased risk sharing for student loan holders by one percent on FFELP loans. Excluding this one-time expense, GAAP net income, base net income, and adjusted base net income would have been $1.04 per share, $0.65 per share, and $0.44 per share, respectively.

(b)  Tax effect computed at 38%.

Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) today. To access the call live, participants in the United States and Canada should dial 800.289.0494 and international callers should dial
913.981.5520 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at www.nelnetinvestors.net under the conference calls and Web casts menu. A replay of the conference call will be available between 2:00 p.m. (Eastern) today and 11:59 p.m. (Eastern) May 5. To access the replay via telephone within the United States and Canada, callers should dial
888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 5012483. A replay of the audio Web cast will also be available at www.nelnetinvestors.net.

Supplemental financial information to this earnings release is available online at www.nelnetinvestors.net/releases.cfm?reltype=Financial.


CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                                              THREE MONTHS ENDED
                                                    ---------------------------------------
                                                      MARCH 31,   DECEMBER 31,   MARCH 31,
                                                        2006          2005          2005
                                                    ------------  ------------  -----------
                                                     (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income:
    Loan interest, excluding variable-rate
       floor income                                 $   347,522  $   309,890   $   200,107
    Amortization of loan premiums and deferred
       origination costs                                (21,862)     (24,160)      (15,782)
    Investment interest                                  19,541       17,616         7,002
                                                    ------------ ------------  ------------
      Total interest income                             345,201      303,346       191,327

Interest expense:
    Interest on bonds and notes payable                 258,949      222,066       104,525
                                                    ------------ ------------  ------------
      Net interest income                                86,252       81,280        86,802

Less provision for loan losses                            9,618        1,473         2,031
                                                    ------------ ------------  ------------
      Net interest income after provision
         for loan losses                                 76,634       79,807        84,771
                                                    ------------ ------------  ------------
Other income:
    Loan and guarantee servicing income                  47,074       43,180        37,176
    Other fee-based income                               18,155       12,755         3,356
    Software services income                              3,409        2,410         2,206
    Other income                                          1,455        2,650         1,400
    Derivative market value and foreign
      currency adjustments                               39,795       21,554        60,290
    Derivative settlements, net                           4,744        2,041       (10,086)
                                                    ------------ ------------  ------------
      Total other income                                114,632       84,590        94,342
                                                    ------------ ------------  ------------
Operating expenses:
    Salaries and benefits                                57,684       49,117        39,327
    Other expenses                                       44,930       44,156        30,888
    Amortization of intangible assets                     5,633        4,828         1,173
                                                    ------------ ------------  ------------
      Total operating expenses                          108,247       98,101        71,388
                                                    ------------ ------------  ------------

      Income before income taxes                         83,019       66,296       107,725

Income tax expense                                       30,711       23,246        39,638
                                                    ------------ ------------  ------------

      Net income before minority interest                52,308       43,050        68,087

Minority interest in net earnings of subsidiaries          (242)        (374)            -
                                                    ------------ ------------  ------------
      Net income                                    $    52,066  $    42,676   $    68,087
                                                    ============ ============  ============

      Earnings per share, basic and diluted         $      0.96  $      0.79   $      1.27
                                                    ============ ============  ============

Weighted average shares outstanding                  54,241,341   53,915,812    53,682,569



CONDENSED CONSOLIDATED BALANCE SHEETS AND FINANCIAL DATA

                                                     AS OF            AS OF           AS OF
                                                   MARCH 31,       DECEMBER 31,     MARCH 31,
                                                      2006             2005           2005
                                                  -------------  ---------------   -----------
                                                  (UNAUDITED)                      (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)
Assets:
    Student loans receivable, net                 $ 21,320,374    $ 20,260,807    $ 14,540,316
    Cash, cash equivalents, and investments          1,456,181       1,645,797         993,894
    Goodwill                                           132,389          99,535          18,632
    Intangible assets, net                             162,396         153,117          24,165
    Other assets                                       732,416         639,366         454,544
                                                  -------------   -------------   -------------
      Total assets                                $ 23,803,756    $ 22,798,622    $ 16,031,551
                                                  =============   =============   =============
Liabilities:
    Bonds and notes payable                       $ 22,670,772    $ 21,673,620    $ 15,318,517
    Other liabilities                                  415,778         474,884         187,723
                                                  -------------   -------------   -------------
      Total liabilities                             23,086,550      22,148,504      15,506,240
                                                  -------------   -------------   -------------

Minority interest in subsidiaries                            -             626               -

Shareholders' equity                                   717,206         649,492         525,311
                                                  -------------   -------------   -------------

      Total liabilities and shareholders' equity  $ 23,803,756    $ 22,798,622    $ 16,031,551
                                                  =============   =============   =============


Return on average total assets                           0.90%           1.00%           1.73%
Return on average equity                                 30.4%           32.4%           54.4%



                                       ###


Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $21.3 billion as of March 31, 2006. Headquartered in Lincoln, Nebraska, Nelnet originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.